Exhibit 10.07

October 2008
Michael Olson
[address]
Re: Employment Offer Letter
Dear Mike:
On behalf of Clouderra, Inc. (the “Company”), I am pleased to present you this offer. The terms of this offer, should you accept this opportunity, are as set forth below:
1.Role and Duties. Effective as of the date of this letter (or such other date as agreed upon by the Company and you, the “Start Date”), you will serve as the Company’s President and Chief Executive Officer. Initially your relationship with the Company will memorialized as that of a consultant. However, we expect that upon the consummation of “Seed Funding” (which, for the purposes of this letter, means the closing of debt or equity financing in which gross proceeds to the Company exceeds $2.0 million or such other amount as agreed upon by the Board of Directors (the “Board”)), your relationship with the Company will become that of an employee. In addition, as soon as practicable after the date of this letter you will be appointed to the Board, and will serve in such capacity through the Seed Funding and thereafter during your employment with the Company.
As Chief Executive Officer, you shall have the authority to (a) hire and terminate all executive staff, including Company officers and any vice president (but excluding any co-founder who can only be terminated by the Board); (b) review, approve or reject any offer of employment extended by the Company to any individual; (c) negotiate partnerships, sales contracts, reseller agreements and other business agreements in the normal course of business; and (d) operate the Company within the budget approved by the Board without further review of individual decisions by the Board. In addition, you shall have all responsibilities that typically accrue to an individual serving as a company chief executive officer.
2.    Compensation.
(a)    Cash (Salary and Bonus). The Company does not expect to pay you any cash compensation until such time as it raises its Seed Funding. At that time, we expect that you will negotiate an appropriate cash compensation package with the lead investor(s) and the Board and that such package will be set at market-rates for an employee with similar levels of responsibility. When established, payment of your cash compensation will be in accordance with the Company’s standard payroll practices less applicable withholdings.
(b)    Equity Award.
(i)    At the first meeting of the Board following your Start Date, the Company will recommend that the Board agree to sell to you 2,500,000 shares of the Company’s Common Stock (the “Award”). This Award represents approximately 25.0% of the Company’s founding fully-diluted capital stock (with the term “founding fully diluted capital stock” meaning your Award plus all shares held by the founders but excluding any shares of Common Stock reserved initially for issuance under the Company’s equity incentive plan). The price per share of the Award will equal the fair market value of the Company’s Common Stock as of the grant date as determined in good faith by the Board. The Award will vest as follows: 15% will vest on the Start Date, and the remainder will vest in equal monthly increments on the first day of each of the 48-months following your Start Date (each such date, a “Vesting Date” ); provided you are still employed by the Company on each Vesting Date. Except as otherwise provided in this letter, any portion of the Award that is not vested on your employment termination date will be forfeited.
(ii)    Please note that the Award is subject to the following restrictions, which are set forth in the agreement memorializing the Award: (A) the Company’s first refusal right or co-sale right upon your attempted transfer of Company stock, (B) any prohibition upon your attempted transfer of Company stock in violation of Company policy, or (C) any temporary restriction on your ability to transfer any Company stock imposed in connection with a public offering of the Company.
(c)    Other Compensation. We expect that once you become an employee, you will be eligible to participate in benefit plans established for Company employees who are located in the environs of the San Francisco Bay Area, including group life, health, and dental coverage; in each case to the same extent and in the same manner as other similarly situated executives. However, nothing in this letter will be construed to limit, condition or otherwise encumber the Company’s right to amend, discontinue, substitute or maintain any employee benefits plan, program or perquisite.
3.    Business Expenses. You are authorized to incur expenses as are necessary or appropriate to promote the Company’s business. The Company will reimburse you for all reasonable expenses provided such are in accordance with the Company’s policies and procedures regarding reimbursement of expenses, and upon presentation of appropriate documentation.
4.    Extent of Services. You agree to devote your attention and energy to the Company’s business and affairs on a full-time basis and not to engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without written notice to the Board; provided, however, that you shall not be prevented from continuing to serve as a member of any advisory board or board of directors of any of the entities you specifically identify in writing to the Company on or before this letter is executed, or thereafter with the Company’s consent. The foregoing will not be construed as preventing you from investing your personal assets in such form or manner as will not require any services on your part in the operation of the affairs of the companies in which such ‘investments are made; provided, such investments comply with Section 9 below. Volunteer service for charitable or philanthropic institutions outside of normal working hours will not be considered a business activity for purposes provided notice of such is provided to the Company’s Board.
5.    At-Will Employment. Your consulting relationship until the Seed Funding, and employment relationship thereafter, will be “at will,” meaning that either you or the Company may terminate such at any time and for any reason, with or without Cause (as defined below). Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term, and the “at will” nature of your relationship with the Company may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. Notwithstanding the foregoing:
(a)    Disability. If you are unable to work (after providing the Company reasonable accommodation) for more than 12 weeks in any 52 week period, whether consecutive or not, the Company may, if otherwise permitted by law, terminate your relationship by furnishing you notice of such termination. In that event, the Company will be obligated to pay you your Accrued Obligations up to the date of such notice, which date shall be for all purposes of this offer your date of termination. For all purposes under this letter, your “Accrued Obligations” mean the sum of your (i) salary, if any, accrued through the date of termination, (ii) accrued and unused vacation, if any, through the date of termination, (iii) any unreimbursed business expenses incurred through the date of termination (and otherwise payable in accordance with the Company’s expense reimbursement policy), and (iv) all benefits accrued and vested through the date of termination pursuant to the Company’s employee benefit plans in which you then participate. Such will be paid, (x) in the case of Accrued Obligations under clauses (i) and (ii), within 30 days after your date of termination and (y) in the case of Accrued Obligations under clauses (iii) and (iv), when payable under the applicable policy or plan. The Company will also be obligated to pay you any earned but unpaid bonus for a performance period that ended prior to your date of termination, which bonus will be paid when such bonuses are paid to other executives.
(b)    Death. If your employment terminates on the date of your death, the Company will pay your salary, if any, to the end of the month during which you died and other Accrued Obligations through the date of termination. In the event of your death, any vested equity in the Award shall become the property of your estate.
(c)    Termination by Employer for Cause. The Company may terminate your employment at any time for Cause:
(i)    As used herein, “Cause” is defined to mean (A) you have been convicted of, or have pleaded guilty or nolo contendere to, any felony or a crime involving moral turpitude; (B) you have engaged in willful misconduct or materially failed or refused to perform the duties assigned to you or have performed such duties with gross negligence or have breached any material term or condition of your agreements with the Company, in any case after written notice by the Company of such misconduct, nonperformance or breach of terms or conditions and an opportunity to cure where such is reasonably feasible; or (C) you have committed any act of fraud, theft, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company.
(ii)    Upon termination for Cause, the Company will pay you your Accrued Obligations up to the date of your termination of employment. You will not be entitled to receive any unpaid bonus for any calendar year that ended prior to your date of termination. The Company will not have any other compensation obligations to you. Any unvested portion of the Award will be immediately forfeited.
(d)    Termination by the Company for a Reason other than Disability, Death or Cause. The Company may terminate your employment for any reason not described in Section 5(a), (b) or (c) above at any time. The Company reserves the right to request that you cease all active employment activities on behalf of the Company at any time. Promptly following such a termination, the Company will provide you with the compensation described in Section 6.
(e)    Termination by you due to Constructive Termination. You may terminate your employment for Constructive Termination (as defined below) by giving the Company written notice thereof ten (10) days in advance of such effective date, which effective date shall be your date of termination; provided, however, in the event you fail to give such notice within thirty (30) days after the occurrence of an event constituting Constructive Termination, you will be deemed to have waived your right to terminate your employment for Constructive Termination. Upon such a termination, the Company will provide you with the compensation described in Section 6. Absent your express agreement to the contrary, the term “Constructive Termination” means: ·

(i)    To the extent you are an employee and have an agreed upon base salary, a reduction in your base salary of more than twenty percent (20%);
(ii)    You are no longer serving in the role outlined in the first paragraph of this Agreement, or, after a Change in Control, you are no longer functioning in a role with comparable levels of responsibility for the business unit which carries on the business of the Company;
(iii)    A failure of a successor of the Company to assume the obligations under this letter;
(iv)    A substantive diminution in your duties or responsibilities as determined in good faith by the Board (excluding your vote); or
(v)    The relocation of your principal place of employment more than fifty (50) miles from its current location;
provided that, in each such case, the Company has ten (10) business days following receipt of such written notice from you to cure. For purposes of this Section, an isolated, immaterial and inadvertent action not taken in bad faith by the Company that is remedied by the Company promptly after receipt of written notice thereof given by you will not be considered Constructive Termination.
(f)    Voluntary Termination for a Reason other than Constructive Termination, Inability to Work or Death. You may terminate your employment at any time for a reason other than Constructive Termination, Disability (as described in Section 5(a)), or death by giving written notice thereof ten (10) business days in advance of such effective date, which effective date shall be your date of termination. The Company will pay you your Accrued Obligations to the date of termination. The Company will have no other obligations to you. Notwithstanding the foregoing, you will not be entitled to receive any unpaid bonus for any performance period that ended prior to your date of termination or any bonus for the calendar year of your termination. Any unvested shares of your Award will be forfeited immediately.
6.    Severance Compensation. In the event of you are terminated by the Company without Cause or in the event of your termination due to Constructive Termination, the Company will provide you the following compensation:
(a)    The Company will pay you (i) your Accrued Obligations through the date of termination, (ii) your continued base salary, if applicable, for a period of three (3) months following the date of termination, and (iii) you will deem vested in that portion of the Award to which you have vested plus nine (9) months. Notwithstanding the foregoing, in the event you are a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code, any amounts payable to you during the first six months following the date of your termination shall be deferred until the date six months and one day following such date, and if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which you would otherwise have been entitled during the period from the date of your termination to such date of payment if the deferral had not been required.
(b)    During the six-month period that you receive severance pay under this Section 6, your COBRA continuation coverage will be at the same employee cost as such group health coverage is made available to covered active Company employees.

(c)    The provision of the foregoing severance is conditioned upon receipt from you of a signed a general release, non-disparagement agreement, the form of which will be provided by the Company.
7.    Change in Control.
(a)    For purposes of this Section 7, “Change in Control” means a merger or consolidation of the Company (other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation), or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; provided, however, that the issuance of equity securities to (i) the public pursuant to an underwritten primary public offering or (ii) to venture capital funds or other institutional investors in bona fide financing transactions, shall not constitute a “Change in Control.” Following a Change in Control, “Company” shall mean and refer to the surviving or acquiring entity in such Change in Control.
(b)    Upon the occurrence of a Change in Control, 25% of your then unvested Award shall accelerate and be fully vested (the “Change in Control Acceleration”). In addition, you will also be deemed fully vested in your Award if your employment is terminated without Cause or you Constructive Termination within the 30 day period prior to or at any time after the occurrence of a Change in Control.
8.    Vacation. Once you become an employee, you will be entitled to standard combined vacation/sick leave in accordance with the Company’s standard policy as in effect from time to time. This is in addition to paid holidays.
9.    Restrictive Covenants.
(a)    Non Disclosure of Trade Secrets and/or Confidential Information. As a condition to your consulting relationship and employment with the Company, you agree to enter into the Company’s standard Proprietary Information and Inventions Agreement (the “Rights Agreement”).
(b)    Non-solicitation. You hereby acknowledge and confirm your agreement to the non-solicitation covenants set forth in the Rights Agreement.
(c)    Tolling Period. The Restrictive Covenants set forth in Section 9(b) above will be extended by the length of time during which you have been in breach of any of said provisions.
(d)    Blue Penciling. If any court determines that any covenant in this Agreement is unenforceable because of the scope of such covenant, including the scope of a covenant’s subject matter, duration or geography, such covenant shall be reduced and enforced in its reduced form.
(e)    Enforcement. Both you and the Company recognize that in the event of the breach by you of any of the terms and conditions to be performed by you, then the Company will be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach hereof, or to enforce the specific performance hereof by you or to enjoin you from performing acts prohibited above during the period herein covered, but nothing herein contained will be construed to prevent such other remedy in the courts as the Company may elect to invoke.

10.    Miscellaneous.
(a)    Notices. Any notice required or permitted to be given under this letter shall be sufficient if in writing and if delivered personally or sent by registered or certified mail to you or to the Company, to the attention of the Chairman.
(b)    Assignment. When countersigned below, the terms of this letter will be binding upon and inure to the benefit of the Company and its successors and assigns and you and your personal representatives, heirs, legatees and beneficiaries, but shall not be assignable by you. The Company will have the right to assign its obligations under this letter to any successor.
(c)    Governing Law; Jurisdiction; Service Of Process. The obligations of this letter will be governed by and construed under the laws of Delaware without regard to conflicts of laws principles that would require the application of any other law. Any action or proceeding arising out of or relating to this letter may be brought in the courts of the State of California or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of California. Each of you and the Company irrevocably submit to the jurisdiction of such courts in any such action or proceeding and waives any objection it may now or hereafter have to venue or convenience of forum. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
(d)    Severability. If for any reason any portion of this letter is held invalid or unenforceable, it is agreed that the same shall not affect the validity or enforceability of the remainder.
(e)    Entire Agreement. This letter contains the entire agreement between us with respect to this subject matter and supersedes all previous agreements. No officer, employee, or representative of the Company has· any authority to make any representation or promise in connection with the subject matter of this letter that is not contained herein, and you represent and warrant you have not executed this letter in reliance upon any such representation or promise. No modification of this letter will be valid unless made in writing and signed by you and the Company.
(f)    Counterparts. This letter may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.
(g)    Withholding. All payments made pursuant to this letter will be subject to such withholding tax as may be required by Federal, state or local governments.
(h)    Survival. The provisions of Sections 2(b) and (c), 5, 6, 7, 9 and 10 shall survive any termination of your employment.
(i)    Attorneys’ Fees and Costs. If any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, or if any party institutes legal action which otherwise arises out of or relates to your employment with the Company or the termination thereof, · each party shall pay its or her own attorneys’ fees and costs in connection therewith, provided, however, that in the event a Court determines a party’s legal claims or a party’s defenses thereto were frivolous, the prevailing party shall be entitled to recover reasonable attorneys’ fees and disbursements awarded by the Court in connection therewith.
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We are all delighted to extend you this offer and look forward to working with you. To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

Very truly yours,

CLOUDERA, INC.:

By:	/s/ ILLEGIBLE
Its:

AGREED:

MICHAEL OLSON
/s/ ILLEGIBLE
Address: